EXHIBIT 10.17a

Amendment No. 1

Dated November 16, 2010

to

The PMI Group, Inc. Retirement Plan

(January 1, 2010 Restatement)

THE PMI GROUP, INC. (the “Company”), having established the PMI Group, Inc. Retirement Plan (the “Plan”) effective as of April 1, 1995, having amended and restated the Plan in its entirety most recently effective as of January 1, 2010, hereby amends the restated Plan as follows:

1.	Section 1.18 is amended in its entirety to read as follows, effective as January 1, 2011:

“1.18	“Compensation” shall mean an Employee’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for services actually rendered in the course of employment with the Employer to the extent that amounts are includable in gross income (including overtime pay, bonuses, commissions, tips, military differential pay, or expense reimbursements from a nonaccountable plan (as described in Treasury Regulation 1.62-2(c)). Compensation shall also include any remuneration that is currently excluded from the Participant’s gross income by reason of the application of Sections 125(a), 402(e)(3), 402(h)(l)(B), 401(k), or 132(f)(4) of the Code. Compensation shall also include any contributions made by the Employer for or on account of the Employees under an Employer sponsored nonqualified deferred compensation plan. Notwithstanding the foregoing, Compensation with respect to any Employee shall exclude:

(a)	Any compensation directly paid or payable as fringe benefits;

(b)	Any contributions made by the Employer for or on account of the Employees under this Plan, or under any other employee benefit plan other than as specifically excepted herein;

(c)	Any compensation paid or payable by reason of services performed prior to the date the Employee becomes a Participant;

(d)	Any compensation paid or payable by reason of services performed after the date the Employee ceased to be a Participant;

(e)	Any compensation paid as part of a distribution from a nonqualified deferred compensation plan;

(f)	Any compensation paid as part of a severance plan or agreement after Termination;

(g)	Amounts in excess of the Compensation Limit;

(h)	Any equity-based compensation (including, but not limited to, stock options, restricted or unrestricted stock and performance shares) under the Plan Sponsor’s Equity Incentive Plan or any similar equity-based plan or arrangement sponsored by an Affiliated Employer, whether such compensation is paid in shares of stock or cash; and

(i)	Any compensation paid as a bonus or other long-term cash award earned over a period longer than one year, and not counting a continued service period to the date of payment following a performance period.”

2.	Section 1.25 of the Plan is amended in its entirety to read as follows, effective as of January 1, 2011:

“1.25	“Eligible Employee”. shall mean every Employee of the Employer, except for an individual who is:

(a)	an individual included in a unit of Employees whose compensation and conditions of employment are established by the terms of a collective bargaining agreement between an Employer and employee representatives, as described in Section 7701(a)(46) of the Code, where retirement benefits were the subject of good faith bargaining, unless and until such collective bargaining agreement provides that the Plan will apply to such individual,

(b)	an individual who is employed as an underwriter performing services on behalf of PMI Mortgage Services Co; and is designated according to the policies and procedures of the Employer as an underwriter,

(c)	as to any period of time, classified or treated by an Employer as an independent contractor, a consultant, a Leased Employee, or an employee of an employment agency or any entity other than an Employer, even if such individual is subsequently determined to have been a common-law employee of an Employer during such period, or

(d)	a “Temporary Employee”, which means any Employee employed on a temporary or periodic basis by an Employer pursuant to which such Employee from time to time accepts, at his sole discretion, job assignments having a fixed and limited duration, such as (but not limited to) special projects to cover unusual or cyclical employment needs at potentially varying rates of compensation with each job assignment and who is classified in the Employer’s records as a “Temporary Employee”. Notwithstanding the above, if a Temporary Employee completes 1,000 Hours of Service within the 12-month period beginning from their Employment Commencement Date, or completes 1,000 Hours of Service in any Plan Year beginning after their Employment Commencement Date, the Temporary Employee will be an Eligible Employee.”

3.	Section 1.35 of the Plan is amended in its entirety to read as follows, effective as of January 1, 2011:

“1.35 “Hour of Service”. shall mean each hour for which an employee is directly or indirectly paid or entitled to payment by an Employer or Affiliated Employer for the performance of duties in accordance with Department of Labor Regulation Section 2530.200b-2(a)(1).

For purposes of Sections 1.25 and 3.01, Hour of Service shall also include:

(a)	Except to the extent limited by paragraph (d) below, an Employee will receive credit for an Hour of Service for each hour for which he is directly or indirectly paid, or entitled to payment, on account of a period of time during which no duties are performed for an Affiliated Employer (irrespective of whether his employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or approved leave of absence.

(b)	An Employee will also receive credit for an Hour of Service for each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Affiliate, but the same Hours of Service will not be credited both under the general definition or paragraph (a), as the case may be, and under this paragraph (b). Hours credited under this paragraph (b) shall be credited to the Plan Year in which the award or agreement pertains, rather than to the Plan Year in which the award or agreement is made.

(c)

An Employee will receive credit for an Hour of Service for each hour required to be credited as time worked for the purpose of determining benefits hereunder by any law of the United States or any rule or regulation issued under any such law. Notwithstanding any provision of this plan to the contrary, effective December 12,

1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

(d)	Notwithstanding the foregoing provisions:

(1)	No more than 501 Hours of Service will be credited to an Employee under paragraph (a) on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs during a single Plan Year).

(2)	No Hours of Service will be credited to an employee for a period during which no duties are performed if payment to the Employee was made or due under a plan maintained solely for the purpose of complying with workers’ compensation, unemployment compensation or disability insurance laws.

(3)	No Hours of Service will be credited for a payment which reimburses an Employee solely for medical or medically related expenses incurred by the Employee or his dependents.

The determination of Hours of Service shall be in accordance with the rules set forth in Department of Labor Regulations Section 2530.200b-2(b) and (c) which are incorporated herein by this reference.”

4.	Section 3.01 of the Plan is amended in its entirety to read as follows, effective as of January 1, 2011:

“3.01	Eligibility to Become a Participant.

(a)	Each individual who was a Participant in the Plan on the day before the Effective Date and is an Eligible Employee on the Effective Date, shall automatically continue as a Participant on the Effective Date.

(b)	Each other Eligible Employee who is not a Temporary Employee (as defined in Section 1.25(d)) shall become a Participant in the Plan on the first day of the calendar month that next follows the first date on which he or she becomes an Eligible Employee.

(c)

Each Eligible Employee who is a Temporary Employee (as defined in Section 1.25(d)) shall become a Participant in the Plan on the first day following the 12-month period beginning from their Employment Commencement Date or subsequent Plan Year in which he or she completes 1,000 Hours of Service. If a Temporary

Employee (as defined in Section 1.25(d)) incurs a Termination after satisfying the eligibility service requirement but before entering the Plan as a Participant, and is re-employed before five consecutive “one-year break in service”, the individual will become a Participant on the later of the date of re-employment or the entry date if the individual had not had a Termination.

For purposes of this Section 3.01(c) a “one-year breaks in service” shall mean a Plan Year during which the individual does not complete 501 Hours of Service; provided that for each day an individual is on an authorized leave of absence, eight Hours of Service shall be credited for each day the individual would have performed services.”

Section 5.05 of the Plan is amended in its entirety to read as follows, effective as of January 1, 2010:

“5.05	Accrued Benefit—Participant Who Has Not Attained Retirement Age. The Participant’s Accrued Benefit under this Article 5 for a Participant who has not attained Retirement age shall be:

(a)	Deferred Vested Benefit. A Participant who has incurred a Break in Service shall be entitled to an annual pension benefit, payable as a straight life annuity commencing at Normal Retirement Date equal to the Participant’s Accrued Benefit on his or her Termination Date, provided that the Participant is vested under the provisions of Article 8, unless such Participant has been cashed-out pursuant to Section 10.02.

(b)	Deferred Vested Benefit—Early Commencement. A Participant entitled to a Deferred Vested Benefit shall be entitled to elect to receive his or her Deferred Vested Benefit at a date prior to the Participant’s Normal Retirement Date in an Actuarial Equivalent amount calculated in accordance with the factors defined below and using linear interpolation for partial years as necessary:

The Base Benefit and Additional Benefit as described in Section 5.01 will be reduced by eight (8) percent for each year the benefit commences prior to age sixty-five (65) but after age sixty (60), and an additional four (4) percent for each year the benefit commences prior to age sixty (60).”

6.	Section 6.07 of the Plan is amended in its entirety to read as follows, effective as of January 1, 2010:

“6.07	Participant Who Has Not Attained Normal Retirement Age. If a Participant has not attained Normal Retirement Age and who has incurred a Termination shall be entitled to a distribution of the benefit accrued under this Article 6, commencing at Normal Retirement Date equal to the Actuarial Equivalent of the balance of the Participant’s Account (“Cash Balance Vested Benefit”) on his or her Termination Date, provided that the Participant is vested under the provisions of Article 8, unless such Participant has been cashed-out pursuant to Section 10.02. Such Cash Balance Vested Benefit will only be paid with his or her Deferred Vested Benefit accrued under Section 5.05, if any. If there is no Accrued Benefit payable to the Participant under Section 5.05, then the Cash Balance Vested Benefit under this Section 6 shall be paid at the election of the Participant, commencing at Termination, or at any date thereafter but no later than the Participant’s Normal Retirement Date, equal to the Actuarial Equivalent of (a) the balance of the Participant’s Account, or (b) solely in the case of a Participant who is described in Section 1.02(d), the greater of the balance of the Participant’s Account or $10,000.”

7.	Section 8.03 of the Plan is amended in its entirety to read as follows, effective as of January 1, 2008:

“8.03	Vesting Before Normal Retirement Age. A Participant who incurs a Termination at a time when he or she is not entitled to an Early, Normal or Postponed Retirement Benefit under Article 5, shall be entitled to a Deferred Vested Benefit, payable as provided under Article 5, provided the Participant has attained five (5) Years of Vesting Service at the time of such Termination. Notwithstanding the above, a Participant who performs an Hour of Service after December 31, 2007, and who also has a benefit determined in part under Article 6, shall be entitled to a Deferred Vested Benefit, payable as provided under Article 5, provided the Participant has attained three (3) Years of Vesting Service at the time of Termination.

A Participant who incurs a Termination at a time when he or she is not entitled to an Early, Normal or Postponed Retirement Benefit under Article 6, shall be entitled to the Cash Balance Vested Benefit in the Participant’s Account, payable as provided under Article 6, provided the Participant has attained three (3) Years of Vesting Service at the time of such Termination.

For each Participant who both (a) became an Eligible Employee after April 1, 1995, and (b) prior to April 1, 1995, was employed by the Plan Sponsor for at least twelve (12) months, his or her Period of Service for such employment also shall be counted for purposes of determining his or her Years of Vesting Service.”

IN WITNESS WHEREFOR, the Company, by its duly authorized officer, has executed this Amendment No. 1 to the restated Plan on the date indicated below.

THE PMI GROUP, INC.

Dated:	November 18, 2010	By:	/s/ Charles F. Broom

Charles Broom Senior Vice President, Human Resources